As filed with the Securities and Exchange Commission on April 30, 2021

 UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Extraction Oil & Gas, Inc.
(Exact name of registrant as specified in its charter)

Delaware	46-1473923
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

370 17th Street, Suite 5200
Denver, Colorado 80202
(720) 557-8300
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
————————————————
Eric Christ
Vice President, General Counsel and Corporate Secretary of the Company
Extraction Oil & Gas, Inc.
370 17th Street, Suite 5200
Denver, Colorado 80202

(214) 368-2084 (Name, address, including zip code, and telephone number, including area code, of agent for service)
————————————————
Copies to:
Julian J. Seiguer
Bryan D. Flannery
Kirkland & Ellis LLP
609 Main Street, 45th Floor
Houston, Texas 77002
(713) 836-3600
————————————————
Approximate date of commencement of proposed sale of the securities to the public: From time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $0.01 per share	15,930,594(1)	(2)	$41.17(3)	$71,554.60
(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended, the shares of common stock being registered hereunder include an indeterminate number of shares of common stock that may be issued in connection with the anti-dilution provisions or stock splits, stock dividends, recapitalizations or similar events.
(2) With respect to the offering of shares of common stock by the selling stockholders named herein, the proposed maximum offering price per share of common stock will be determined from time to time in connection with, and at the time of, the sale by the selling stockholders.
(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act and based on the average of the high and low prices per share of Common Stock on April 28, 2021 as quoted on the NASDAQ Global Select Market.
                ________________________________________
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.
Subject to Completion, dated April 30, 2021

PROSPECTUS
Extraction Oil & Gas, Inc.

15,930,594 Shares of Common Stock

This prospectus relates to the offer and sale of 15,930,594 shares of our common stock, $0.01 par value per share (“Common Stock”) by the selling stockholders named in this prospectus or in a supplement hereto.

We are registering the offer and sale of the shares of Common Stock to satisfy registration rights we have granted to the selling stockholders pursuant to a registration rights agreement dated as of January 20, 2021 (the “Registration Rights Agreement”). We have agreed to bear all of the expenses incurred in connection with the registration of the shares of Common Stock covered by this prospectus. The selling stockholders will pay or assume brokerage commissions and similar charges, if any, incurred in the sale of shares of Common Stock.

We are not selling any shares of Common Stock under this prospectus and will not receive any proceeds from the sale of shares of Common Stock by the selling stockholders. The shares of Common Stock to which this prospectus relates may be offered and sold from time to time directly by the selling stockholders or alternatively through underwriters, broker dealers or agents. The selling stockholders will determine at what price they may sell the shares of Common Stock offered by this prospectus, and such sales may be made at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. For additional information on the methods of sale that may be used by the selling stockholders, see the section entitled “Plan of Distribution.”

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should carefully read this prospectus and any prospectus supplement or amendment before you invest. You also should read the documents we have referred you to in the “Where You Can Find More Information” section of this prospectus for information about us and our financial statements.

Our Common Stock is quoted on the NASDAQ Global Select Market (“NASDAQ”) under the symbol XOG. On April 28, 2021, the last reported sale price of Common Stock on NASDAQ was $41.00 per share.

We are a “smaller reporting company” as defined under the federal securities laws, and as such have elected to comply with certain reduced public company disclosure requirements.

Investing in our Common Stock involves a high degree of risk. Before buying any shares of Common Stock, you should carefully read the discussion of material risks of investing in our Common Stock in “Risk Factors” beginning on page 4 hereof and the “Risk Factors” section in our Annual Report on Form 10-K for the year ended December 31, 2020 and our other filings with the SEC that are incorporated into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the disclosures in the prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated    , 2021

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission pursuant to which the selling stockholders named herein may, from time to time, offer and sell or otherwise dispose of the shares of Common Stock covered by this prospectus. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front cover of this prospectus or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or the shares of Common Stock are sold or otherwise disposed of on a later date. It is important for you to read and consider all information contained in this prospectus, including the documents incorporated by reference therein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you under the caption “Where You Can Find More Information” in this prospectus.

We have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and the selling stockholders are not, making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted.

This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. Please read “Risk Factors” and “Forward-Looking Statements.”

EXPLANATORY NOTE

On June 14, 2020 (the “Petition Date”), Extraction Oil & Gas, Inc. (“Extraction”) and each of its wholly-owned subsidiaries (together with Extraction, the “Company”) filed petitions for voluntary relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”). Extraction’s chapter 11 cases are being jointly administered under the caption In re Extraction Oil & Gas, Inc., et al., Case No. 20‑11548 (the “Chapter 11 Cases”). On December 23, 2020, the Company filed the Sixth Amended Joint Chapter 11 Plan of Reorganization of Extraction Oil & Gas, Inc. (the “Plan”). The Bankruptcy Court also entered an order (the “Confirmation Order”) confirming the Plan and approving the Disclosure Statement. The Plan, as confirmed, is attached to the Confirmation Order as Exhibit A. The Plan and the Confirmation Order were previously filed as Exhibits 2.1 and 99.1 to Extraction’s Current Report on Form 8-K, filed with the U.S. Securities and Exchange Commission (the “SEC”) on December 30, 2020 and are hereby incorporated by reference into this prospectus. All capitalized terms used but not defined in this Explanatory Note shall have the meanings given to them in the Plan.

On January 20, 2021 (the “Emergence Date”), the Plan became effective in accordance with its terms and the Company emerged from Chapter 11. As part of the transactions undertaken pursuant to the Plan, Extraction’s common stock outstanding prior to the Emergence Date was canceled and:

• 2,832,833 shares of Common Stock were issued pro rata to holders of the 2024 Senior Notes;

• 4,854,017 shares of Common Stock were issued pro rata to holders of the 2026 Senior Notes;

• (i) 179,472 shares of Common Stock, (ii) 1,454,832 Tranche A Warrants to purchase 1,454,832 shares of Common Stock and (iii) 727,420 Tranche B Warrants to purchase 727,420 shares of Common Stock were issued pro rata to holders of the Existing Preferred Interests;

• (i) 179,496 shares of Common Stock, (ii) 1,454,854 Tranche A Warrants to purchase 1,454,854 shares of Common Stock and (iii) 727,443 Tranche B Warrants to purchase 727,443 shares of Common Stock were issued pro rata to holders of the Existing Common Interests;

• 1,169,322 shares of Common Stock to Commitment Parties under the Backstop Commitment Agreement were issued in respect of the Commitment Premium due thereunder;

• 844,760 shares of Common Stock were issued to the Commitment Parties under the Backstop Commitment Agreement in connection with their backstop obligation thereunder to purchase certain unsubscribed shares of Common Stock;

• 11,478,670 shares of Common Stock were issued to participants in the Equity Rights Offering extended by the Company to the applicable classes under the Plan (including to the Commitment Parties party to the Backstop Commitment Agreement); and

• 13,392 shares of Common Stock were issued to participants in rights offering extended by the Company to certain holders of general unsecured claims.

In connection with our emergence from bankruptcy, on January 20, 2021, we entered into the Registration Rights Agreement with certain holders of Extraction’s Common Stock. As such, the Company is filing this prospectus under the requirements of the Registration Rights Agreement to provide for the resale of up to an aggregate of 15,930,594 shares of Common Stock by the selling stockholders.

For more information on the events that occurred and the shares of Common Stock issued in connection with our emergence from bankruptcy, see our Current Report on Form 8-K that was filed with the SEC on January 20, 2021.

Unless otherwise noted or suggested by context, all financial information and data and accompanying financial statements and corresponding notes, as of and prior to the Emergence Date, as contained in this prospectus or incorporated by reference, reflect the actual historical consolidated results of operations and financial condition of Extraction for the periods presented and do not give effect to the Plan or any of the transactions contemplated thereby or the adoption of fresh start accounting. Accordingly, such financial information may not be representative of our performance or financial condition after the Emergence Date. Except with respect to such historical financial information and data and accompanying financial statements and corresponding notes or as otherwise noted or suggested by the context, all other information contained in this prospectus relates to Extraction following the Emergence Date. The Company filed its Annual Report on Form 10-K for the year ended December 31, 2020 on March 18, 2021.

PROSPECTUS SUMMARY

This summary description about us and our business highlights selected information contained elsewhere in this prospectus or incorporated by reference into this prospectus. It does not contain all the information you should consider before making an investment decision. Important information is incorporated by reference into this prospectus. To understand this offering fully, you should read carefully the entire prospectus, including “Risk Factors.”

Our Company

Extraction Oil & Gas, Inc. (the “Company,” “us,” “our,” “we,” or similar expressions) is an independent oil and natural gas company focused on the acquisition, development and production of oil, natural gas and NGL reserves in the Rocky Mountain region, primarily in the Wattenberg Field of the Denver-Julesburg Basin (the “DJ Basin”) of Colorado. The Wattenberg Field has been producing since the 1970s and is a premier North American oil and natural gas basin characterized by high recoveries relative to drilling and completion costs, high initial production rates, long reserve life and multiple stacked producing horizons. We have assembled, as of December 31, 2020, approximately 140,000 net acres of large, contiguous acreage blocks in some of the most productive areas of the DJ Basin, indicated by the results of our horizontal drilling program and the results of offset operators, which we refer to as the “Core DJ Basin.” We believe our acreage in the Core DJ Basin has been significantly delineated by our own drilling success and by the success of offset operators, providing confidence that our inventory is operationally relatively repeatable and will continue to generate economic returns.

Corporate Information

Our Common Stock is quoted on the NASDAQ under the symbol XOG. Our principal executive offices are located at 370 17th Street, Suite 5200, Denver, Colorado 80202. The main telephone number is (720) 557-8300. Information contained on our website, https://extractionog.com/ does not constitute a part of this prospectus.

The Offering

Common Stock offered by the selling stockholders:	Up to 15,930,594 shares of Common Stock.
Common Stock outstanding as of April 28, 2021, prior to and after giving effect to the shares that may be offered pursuant to this prospectus:	25,703,212 shares of Common Stock.
Use of proceeds:	We will not receive any of the proceeds from the sale of Common Stock that may be sold by the selling stockholders from time to time pursuant to this prospectus.
Risk factors:	Investing in our Common Stock involves substantial risk. For a discussion of risks relating to us, our business and an investment in our Common Stock, see the risk factors described in “Item 1A–Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2020.
NASDAQ ticker symbol:	XOG

RISK FACTORS

You should carefully consider the risks described under “Risk Factors” and elsewhere in this prospectus, any prospectus supplement or amendment and our most recent Annual Report on Form 10-K and any quarterly reports in Form 10-Q filed subsequent thereto. The described risks could materially and adversely affect our business, financial condition or results of operation. If any of the risks were to actually occur, they may materially harm our business and our financial condition and results of operations. In this event, the trading price of our Common Stock could decline and you could lose some or all of your investment.

We emerged from bankruptcy under Chapter 11 of the Bankruptcy Code on January 20, 2021. Upon our emergence from bankruptcy, we adopted fresh start accounting. Accordingly, our future financial condition and results of operations may not be comparable to the financial condition or results of operations reflected in our historical financial statements. The lack of comparable historical financial information may discourage investors from purchasing our Common Stock.

FORWARD-LOOKING STATEMENTS

All statements, other than statements of historical facts, included or incorporated by reference herein concerning, among other things, planned capital expenditures, increases in oil and gas production, the number of anticipated wells to be drilled or completed after the date hereof, future cash flows and borrowings, pursuit of potential acquisition opportunities, our financial position, business strategy and other plans and objectives for future operations, are forward-looking statements. These forward-looking statements are identified by their use of terms and phrases such as “may,” “expect,” “estimate,” “project,” “plan,” “believe,” “intend,” “achievable,” “anticipate,” “will,” “continue,” “potential,” “should,” “could,” and similar terms and phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties. Review and consider the cautionary statements and disclosures, specifically those under Item 1A, Risk Factors, in our Annual Report on Form 10-K and our other filings with the Securities and Exchange Commission incorporated by reference into this prospectus for further information on risk and uncertainties that could affect our business, financial condition, results of operations and cash flows. Our results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, among others:

• our ability to execute on our business strategy following emergence from bankruptcy;

• the COVID-19 pandemic, including its effects on commodity prices, downstream capacity, employee health and safety, business continuity and regulatory matters;

• federal and state regulations and laws;

• capital requirements and uncertainty of obtaining additional funding on terms acceptable to us;

• risks and restrictions related to our debt agreements;

• impact of political and regulatory developments in Colorado, particularly with respect to additional permit scrutiny;

• our ability to use derivative instruments to manage commodity price risk;

• realized oil, natural gas and NGL prices as well as the volatility and widening of differentials;

• a decline in oil, natural gas and NGL production, and the impact of general economic conditions on the demand for oil, natural gas and NGL and the availability of capital;

• asset impairments from commodity price declines;

• the willingness of the Organization of Petroleum Exporting Countries (“OPEC”) to set and maintain production levels;

• unsuccessful drilling and completion activities and the possibility of resulting write-downs;

• geographical concentration of our operations;

• constraints in the DJ Basin of Colorado with respect to gathering, transportation and processing facilities and marketing;

• our ability to meet our proposed drilling schedule and to successfully drill wells that produce oil or natural gas in commercially viable quantities;

• seasonal weather conditions;

• shortages of oilfield equipment, supplies, services and qualified personnel and increased costs for such equipment, supplies, services and personnel;

• adverse variations from estimates of reserves, production, production prices and expenditure requirements, and our inability to replace our reserves through exploration and development activities;

• incorrect estimates associated with properties we acquire relating to estimated proved reserves, the presence or recoverability of estimated oil and natural gas reserves and the actual future production rates and associated costs of such acquired properties;

• drilling operations associated with the employment of horizontal drilling techniques, and adverse weather and environmental conditions;

• limited control over non-operated properties;

• title defects to our properties and inability to retain our leases;

• our ability to successfully develop our large inventory of undeveloped operated and non-operated acreage;

• our ability to retain key members of our senior management and key technical employees;

• cost of pending or future litigation;

• risks relating to managing our growth, particularly in connection with the integration of significant acquisitions;

• impact of environmental, health and safety, and other governmental regulations, and of current or pending legislation;

• changes in tax laws;

• effects of competition; and

• the outbreak of communicable diseases such as COVID-19.

Reserve engineering is a process of estimating underground accumulations of oil, natural gas, and NGL that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data, the interpretation of such data and price and cost assumptions made by reserve engineers. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, such revisions would change the schedule of any further production and development drilling. Accordingly, reserve estimates may differ significantly from the quantities of oil, natural gas and NGL that are ultimately recovered.

USE OF PROCEEDS

All of the shares of Common Stock covered by this prospectus are being sold by the selling stockholders. See “Selling Stockholders.” Accordingly, we will not receive any proceeds from these the sale of Common Stock by the selling stockholders pursuant to this prospectus.

SELLING STOCKHOLDERS

This prospectus covers the offering for resale of up to an aggregate of 15,930,594 shares of Common Stock that may be offered and sold from time to time under this prospectus by the selling stockholders identified below, subject to any appropriate adjustment as a result of any stock dividend, stock split or distribution, or in connection with a combination of shares, and any security into which such shares of Common Stock shall have been converted or exchanged in connection with a recapitalization, reorganization, reclassification, merger, consolidation, exchange, distribution or otherwise.

The selling stockholders acquired the shares of Common Stock offered hereby either in connection with our emergence from bankruptcy on January 20, 2021 or in open market purchases. On January 20, 2021, we entered into the Registration Rights Agreement with the selling stockholders pursuant to which we were obligated to prepare and file a registration statement to permit the resale of certain shares of Common Stock held by the selling stockholders from time to time as permitted by Rule 415 promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

We have prepared the table, the paragraph immediately following this paragraph, and the related notes based on information supplied to us by the selling stockholders and such information is as of April 28, 2021 (except as otherwise noted). We have not sought to verify such information. We believe, based on information supplied by the selling stockholders, that except as may otherwise be indicated in the footnotes to the table below, the selling stockholders have sole voting and dispositive power with respect to the shares of Common Stock reported as beneficially owned by them. Because the selling stockholders identified in the table may sell some or all of the shares of Common Stock owned by them which are included in this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares of Common Stock, no estimate can be given as to the number of the shares of Common Stock available for resale hereby that will be held by the selling stockholders upon termination of this offering. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of Common Stock they hold in transactions exempt from the registration requirements of the Securities Act after the date on which the selling stockholders provided the information set forth on the table below. We have, therefore, assumed for the purposes of the following table, that the selling stockholders will sell all of the shares of Common Stock beneficially owned by them that are covered by this prospectus. The selling stockholders are not obligated to sell any of the shares of Common Stock offered by this prospectus. The percent of beneficial ownership for the selling security holders is based on 25,703,212 shares of Common Stock outstanding as of April 28, 2021.

	Shares of Common Stock Beneficially Owned Prior to the Offering(1)		Shares of Common Stock Offered Hereby	Shares of Common Stock Beneficially Owned After Completion of the Offering(2)
	Number	Percentage		Number	Percentage
Selling stockholders:
Kimmeridge Chelsea, LLC(3)	9,799,080	38.12%	6,934,228	—	—
Brigade Capital Management, LP (as investment manager for various funds and accounts)(4)	1,703,011	*	1,703,011	—	—
Whitebox Relative Value Partners, LP(5)	317,750	*	317,750	—	—
Whitebox GT Fund, LP(5)	19,462	*	19,462	—	—
Whitebox Multi-Strategy Partners, LP(5)	214,533	*	214,533	—	—
Pandora Select Partners, LP(5)	61,534	*	61,534	—	—
Glendon Opportunities Fund, LP(6)	33,420	*	33,420	—	—
Cornell University(6)	3,380	*	3,380	—	—
The Mangrove Partners Master Fund, Ltd.(7)	5,825	*	5,825	—	—
Greenlight Capital Offshore Master, Ltd(8)	94,951	*	3,938	—	—
Greenlight Capital Offshore Partners, Ltd(8)	155,028	*	6,431	—	—
Prelude Structured Alternatives Master Fund, LP(8)	51,007	*	2,116	—	—
AMERICAN FUNDS INSURANCE SERIES – HIGH INCOME BOND FUND(9)	38,332	*	38,332	—	—
American High-Income Trust(9)	1,197,616	*	1,197,616	—	—
THE INCOME FUND OF AMERICA(9)	504,811	*	504,811	—	—
AMERICAN FUNDS INSURANCE SERIES – ASSET ALLOCATION FUND(9)	100,611	*	100,611	—	—
CAPITAL GROUP GLOBAL HIGH INCOME OPPORTUNITIES (LUX)(9)	1,731	*	1,731	—	—

CAPITAL GROUP US HIGH YIELD FUND (LUX)(9)	113	*	113	—	—
Associated British Foods Pension Scheme(10)	14,069	*	14,069	—	—
BEACH POINT IPA-OC LP(10)	1,944	*	1,944	—	—
BEACH POINT MULTI-STRATEGY CREDIT MASTER FUND, L.P.(10)	5,797	*	5,797	—	—
BEACH POINT SANGAMON LP(10)	74,161	*	74,161	—	—
BEACH POINT SCF 0166 LP(10)	7,387	*	7,387	—	—
BEACH POINT SCF I LP(10)	14,846	*	14,846	—	—
BEACH POINT SCF IV LLC(10)	7,953	*	7,953	—	—
BEACH POINT SCF MULTI-PORT LP(10)	23,756	*	23,756	—	—
BEACH POINT SCF X LP(10)	12,086	*	12,086	—	—
BPC OPPORTUNITIES OFFSHORE FUND IV LP(10)	144,950	*	144,950	—	—
BPC OPPORTUNITIES FUND IV LP(10)	144,950	*	144,950	—	—
BPC OPPORTUNITIES OFFSHORE FUND III LP(10)	57,431	*	57,431	—	—
BPC OPPORTUNITIES FUND III LP(10)	274,741	*	274,741	—	—
BEACH POINT MULTI-ASSET CREDIT FUND LTD.(10)	25,676	*	25,676	—	—
BEACH POINT SELECT FUND LP(10)	84,339	*	84,339	—	—
BEACH POINT STRATEGIC MASTER FUND, L.P.(10)	4,773	*	4,773	—	—
BEACH POINT TOTAL RETURN MASTER FUND, L.P.(10)	24,249	*	24,249	—	—
HBOS Final Salary Pension Scheme(10)	11,170	*	11,170	—	—
Lloyds Bank Pension Scheme No. 1(10)	15,234	*	15,234	—	—
Lloyds Bank Pension Scheme No. 2(10)	6,645	*	6,645	—	—
MERCER QIF FUND PLC – MERCER INVESTMENT FUND 1(11)	7,988	*	7,988	—	—
PACIFIC COAST INVESTMENT FUND LLC(10)	10,215	*	10,215	—	—
ROYAL MAIL PENSION PLAN(10)	6,223	*	6,223	—	—
BlackRock, Inc.(12)	489,241(13)	*	489,241	—	—
PGIM, Inc., acting through its PGIM Fixed Income division, on behalf of various managed or advised funds and/or accounts	2,812,956	1.10%	2,812,956	—	—
Ares Credit Strategies Insurance Dedicated Fund Series Interests of the SALI Multi-Series Fund, L.P.(14)	5,482	*	5,482	—	—
Future Fund Board of Guardians(14)	14,643	*	14,643	—	—
TRANSATLANTIC REINSURANCE COMPANY(14)	19,563	*	19,563	—	—
RSUI INDEMNITY COMPANY(14)	8,311	*	8,311	—	—
CION Ares Diversified Credit Fund(14)	5,482	*	5,482	—	—
Federal Insurance Company(14)	79,713	*	79,713	—	—
Ares Credit Hedge Fund LP(14)	6,257	*	6,257	—	—
ARES ENHANCED CREDIT OPPORTUNITIES FUND II, LTD.(14)	13,050	*	13,050	—	—
Ares Enhanced Credit Opportunities Fund B, Ltd.(14)	19,569	*	19,569	—	—
Ares Enhanced Credit Opportunities Master Fund II, Ltd.(14)	3,653	*	3,653	—	—
Superannuation Funds Management Corporation of South Australia(14)	18,510	*	18,510	—	—
Lucent Technologies Inc. Master Pension Trust(14)	41,315	*	41,315	—	—
ARES Institutional High Yield Master Fund LP(14)	9,361	*	9,361	—	—
Future Fund Board of Guardians for and on behalf of Medical Research Future Fund(14)	14,557	*	14,557	—	—
SEATTLE CITY EMPLOYEES’ RETIREMENT SYSTEM(14)	12,300	*	12,300	—	—
SEI GLOBAL MASTER FUND PLC(14)	34,404	*	34,404	—	—
SEI Investments Canada Company – U.S. High Yield Bond Fund(14)	13,706	*	13,706	—	—
SEI Institutional Investment Trust - High Yield Bond Fund(14)	75,632	*	75,632	—	—

SEI Institutional Managed Trust - High Yield Bond Fund(14)	47,014	*	47,014	—	—
Touchstone Funds Group Trust - Touchstone Credit Opportunities II Fund(14)	23,494	*	23,494	—	—
EATON VANCE CORP	41	*	41	—	—
The Board of Pensions of the Presbyterian Church (U.S.A.)	70	*	70	—	—
NSP - Minnesota Prairie I Retail Qualified Trust	114	*	114	—	—
NSP - Minnesota Prairie II Retail Qualified Trust	129	*	129	—	—
ERIE INDEMNITY COMPANY	173	*	173	—	—
Southeastern Pennsylvania Transportation Authority	184	*	184	—	—
NSP - Monticello Minnesota Retail Qualified Trust	192	*	192	—	—
New York City Fire Department Pension Fund	292	*	292	—	—
ASIA DEVELOPMENT BANK	306	*	306	—	—
EATON VANCE TRUST COMPANY COMMON TRUST FUND - HIGH YIELD COMMON TRUST FUND	317	*	317	—	—
The Regents of the University of California	332	*	332	—	—
New York City Police Pension Fund	361	*	361	—	—
Eaton Vance Global Income Builder Fund	425	*	425	—	—
Erie Insurance Exchange	448	*	448	—	—
EATON VANCE TRUST COMPANY COLLECTIVE INVESTMENT TRUST FOR EMPLOYEE BENEFIT PLANS - HIGH YIELD FUND	837	*	837	—	—
New York City Employees Retirement System	982	*	982	—	—
Teachers’ Retirement System of the City of New York	1,000	*	1,000	—	—
Eaton Vance Multi-Asset Credit Fund	1,249	*	1,249	—	—
Eaton Vance Limited Duration Income Fund	2,089	*	2,089	—	—
High Income Opportunities Portfolio	4,617	*	4,617	—	—
Eaton Vance Income Fund of Boston	18,798	*	18,798	—	—
_____________
* Less than 1%.
(1) The amounts and percentages of Common Stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.
(2) Assumes the selling stockholders sell all of the shares of Common Stock beneficially owned and do not acquire beneficial ownership of any additional shares of our Common Stock.
(3) Benjamin Dell, Neil McMahon, Henry Makansi, Noam Lockshin and Alex Inkster have shared voting and investment control over the securities held by Kimmeridge Chelsea, LLC by virtue of serving as the managing members of KEMC Fund V GP, LLC, the general partner of each of the members of Kimmeridge Chelsea, LLC. The business address of Kimmeridge Chelsea, LLC is Kimmeridge Energy Management Company, LLC, 412 West 15th Street, 11th Floor, New York, NY 10011.
(4) The shares reported in this table consists of (i) 13,474 shares of common stock beneficially owned by Big River Group Fund SPC LLC, (ii) 81,687 shares of common stock beneficially owned by Blue Falcon Limited, (iii) 13,807 shares of common stock beneficially owned by Brigade Collective Investment Trust - Brigade Diversified Credit CIT, (iv) 426,010 shares of common stock beneficially owned by Brigade Credit Fund II Ltd., (v) 9,080 shares of common stock beneficially owned by Brigade High Yield Fund Ltd., (vi) 10,658 shares of common stock beneficially owned by City of Phoenix Employees’ Retirement Plan, (vii) 24,802 shares of common stock beneficially owned by Delta Master Trust, (viii) 7,873 shares of common stock beneficially owned by FCA Canada Inc. Elected Master Trust, (ix) 808 shares of common stock beneficially owned by FCA US LLC Master Retirement Trust, (x) 43,500 shares of common stock beneficially owned by FedEx Corporation Employees' Pension Trust, (xi) 40,313 shares of common stock beneficially owned by Future Directions Credit Opportunities Fund, (xii) 38,186 shares of common stock beneficially owned by Goldman Sachs Trust II - Goldman Sachs Multi-Manager Non-Core Fixed Income Fund, (xiii) 42,462 shares of common stock beneficially owned by Illinois State Board of Investment, (xiv) 11,812 shares of common stock beneficially owned by JPMorgan Chase Retirement Plan Brigade, (xv) 105,514 shares of common stock beneficially owned by Los Angeles County Employees Retirement Association, (xvi) 104,018 shares of common stock beneficially owned by Mediolanum Best Brands, (xvii) 7,382 shares of common stock beneficially owned by New York City Fire Department Pension Fund, Subchapter Two, (xviii) 14,174 shares of common stock beneficially owned by New York City Police Pension Fund, Subchapter 2, (xix) 13,385 shares of common stock beneficially owned by Northrop Grumman Pension Master Trust, (xx) 76,660 shares of common stock beneficially owned by SAS Trustee Corporation, (xxi) 33,127 shares of common stock beneficially owned by SC CREDIT OPPORTUNITIES MANDATE, LLC, (xxii) 46,034 shares of common stock beneficially owned by SEI Global Master Fund Plc the SEI High Yield Fixed Income Fund, (xxiii) 108,738 shares of common stock beneficially owned by SEI Institutional Investments Trust-High Yield Bond Fund, (xxiv) 8,374 shares of common stock beneficially owned by SEI Institutional Managed Trust - Multi-Strategy Alternative Fund, (xxv) 63,922 shares of common stock beneficially owned by SEI Institutional Managed Trust-High Yield Bond Fund, (xxvi) 98,416 shares of common stock beneficially owned by St. James's Place Diversified Bond Unit Trust, (xxvii) 129,474 shares of common stock beneficially owned by TCorpIM High Yield Fund, (xxviii) 47,141 shares of common stock beneficially owned by Teachers' Retirement System of the City of New York, (xxix) 63,043 shares of common stock beneficially owned by The Coca-

Cola Company Master Retirement Trust, and (xxx) 19,137 shares of common stock beneficially owned by U.S. High Yield Bond Fund (collectively, the “Brigade Funds”). Brigade Capital Management, LP is the investment manager to the Brigade Funds, and as such has voting and dispositive power over the shares held by the Brigade Funds. Donald E. Morgan, III is the managing member for Brigade Capital Management, LP’s general partner and as such may be deemed to have voting and dispositive power over the shares held by the Brigade Funds. Donald E. Morgan, III disclaims beneficial ownership of these shares.
(5) Whitebox Advisors LLC (“WBA”) is the investment manager of Whitebox Multi-Strategy Partners, LP, Whitebox GT Fund, LP, Whitebox Relative Value Partners, LP and Pandora Select Partners, LP (the “Whitebox Funds”). Whitebox General Partner LLC (“WBGP”) is the general partner of the Whitebox Funds. WBA and WBGP are owned by Robert Vogel, Paul Twitchell, Jacob Mercer and Paul Roos (the “Whitebox Partners”). WBA, WBGP and the Whitebox Partners disclaim beneficial ownership of such shares except to the extent of their pecuniary interests therein.
(6) Glendon Capital Management L.P. (“GCM”) serves as investment adviser to Glendon Opportunities Fund, LP and Cornell University with voting control over the common stock held by Glendon Opportunities Fund, LP and Cornell University. Matthew Barrett, Holly Kim, Brian Berman, Michael Keegan, Chris Sayer, Alexander Thain and Chris Delaney, each in their capacity as partners in GCM, have voting control over the common stock held by Glendon Opportunities Fund, LP and Cornell University.
(7) Mangrove Partners is the investment manager of The Mangrove Partners Master Fund, Ltd. and by virtue of such status may be deemed to be the beneficial owner of the shares held by The Mangrove Partners Master Fund, Ltd. Nathaniel August, as the control person of Mangrove Partners, may be deemed to be the beneficial owner of the shares held by The Mangrove Partners Master Fund, Ltd. The address for Mangrove Partners is 645 Madison Avenue, 14t h Floor, New York, NY, 10022.
(8) Greenlight Capital, Inc. (“Greenlight Inc.”) is the investment advisor for Greenlight Capital Offshore Partners, Ltd., and as such has voting and dispositive power over 155,028 shares of common stock held by Greenlight Capital Offshore Partners, Ltd. DME Capital Management, LP (“DME Management”) (i) is the investment manager for Greenlight Capital Offshore Master, Ltd., and as such has voting and dispositive power over 94,951 shares of common stock held by Greenlight Capital Offshore Master, Ltd., and (ii) manages a portfolio for a private investment fund, and as such has voting and dispositive power over 51,007 shares of common stock held by such private investment fund. DME Advisors GP, LLC (“DME GP”) is the general partner of DME Management, and as such has voting and dispositive power over 145,958 shares of common stock. David Einhorn is the principal of Greenlight Inc., DME Management and DME GP, and as such has voting and dispositive power over these 300,986 shares of common stock held by these affiliates of Greenlight, Inc. Each of Mr. Einhorn, Greenlight Inc., DME Management and DME GP disclaims beneficial ownership of these shares of common stock, except to the extent of any pecuniary interest therein.
(9) 1,843,214 shares of common stock is held by each of: 38,332 shares of common stock by American Funds Insurance Series - High Income Bond Fund (“VIHIB”), 1,197,616 shares of common stock by American High Income-Trust (“AHIT”), 504,811 shares of common stock by The Income Fund of America (“IFA”), 100,611 shares of common stock by American Funds Insurance Series - Asset Allocation Fund (“VIAA”), 1,731 shares of common stock by Capital Group Global High Income Opportunities (LUX) (“CGHIO”), 113 shares of common stock by Capital Group US High Yield Fund (LUX) (“CIUSHY”), and together VIHIB, AHIT, IFA, VIAA, CGHIO and CIUSHY (the “CRMC Holders”). Capital Research and Management Company (“CRMC”) is the investment adviser to each of the CRMC Holders. CRMC and/or Capital Fixed Income Investors (“CFII”) may be deemed to be the beneficial owner of all of the securities held by the CRMC Holders; however, each of CRMC and CFII expressly disclaims that it is the beneficial owner of such securities. David A. Daigle and Tara L. Torrens, as portfolio managers, have voting and investment power over the securities held by VIHIB and AHIT. David A. Daigle, as portfolio manager, has voting and investment power over the securities held by CGHIO, IFA, VIAA and CIUSHY. Each of the CRMC Holders acquired the securities being registered hereby in the ordinary course of its business.
(10) Beach Point Capital Management LP (“BPCM”), the investment manager to Associated British Foods Pension Scheme, BEACH POINT IPA-OC LP, BEACH POINT MULTI-STRATEGY CREDIT MASTER FUND, L.P., BEACH POINT SANGAMON LP, BEACH POINT SCF 0166 LP, BEACH POINT SCF I LP, BEACH POINT SCF IV LLC, BEACH POINT SCF MULTI-PORT LP, BEACH POINT SCF X LP, BPC OPPORTUNITIES OFFSHORE FUND IV LP, BPC OPPORTUNITIES FUND IV LP, BPC OPPORTUNITIES OFFSHORE FUND III LP, BPC OPPORTUNITIES FUND III LP, BEACH POINT MULTI-ASSET CREDIT FUND LTD., BEACH POINT SELECT FUND LP, BEACH POINT STRATEGIC MASTER FUND, L.P., BEACH POINT TOTAL RETURN MASTER FUND, L.P., HBOS Final Salary Pension Scheme, Lloyds Bank Pension Scheme No. 1, Lloyds Bank Pension Scheme No. 2, PACIFIC COAST INVESTMENT FUND LLC, and ROYAL MAIL PENSION PLAN (collectively, the “Managed Funds”), has investment discretion and voting power over the shares owned by the Managed Funds and may be deemed to beneficially own such shares. Notwithstanding the foregoing, BPCM disclaims beneficial ownership of all shares held by the Managed Funds.
(11) Beach Point Capital Management LP (“BPCM”), the sub-investment manager to MERCER QIF FUND PLC – MERCER INVESTMENT FUND 1 (the “Managed Fund”), has investment discretion and voting power over the shares owned by the Managed Fund and may be deemed to beneficially own such shares. Notwithstanding the foregoing, BPCM disclaims beneficial ownership of all shares held by the Managed Fund.
(12) The registered holders of the referenced shares to be registered are the following funds and accounts under management by subsidiaries of BlackRock, Inc.: ABR Reinsurance LTD.; United of Omaha Life Insurance Company; Navy Exchange Service Command Retirement; Den Professionelle Forening Danske Invest Institutional High Yield Bond Portfolio; PPL Services Corporation Master Trust; EMBO-Fonds (administered by Universal-Investment-Gesellschaft mbH); BAV RBI Renten US HY I; Zurich American Insurance Company; Employees' Retirement Fund of the City of Dallas; Retirement & Security Program for Employees of the National Telecommunications Cooperative Association; Fideuram Asset Management (Ireland) Ltd.; BGF - Global Multi-Asset Income Fund; AIC Management Company LLC; Fixed Income Opportunities Nero, LLC; Advanced Series Trust - AST BlackRock Global Strategies Portfolio; BlackRock Core Bond Trust; BlackRock Multi-Sector Income Trust; BlackRock Limited Duration Income Trust; BlackRock Dynamic High Income Portfolio of BlackRock Funds II; BlackRock Multi-Asset Income Portfolio of BlackRock Funds II; High Yield Bond Fund; BlackRock Credit Allocation Income Trust; iShares Short Duration High Income ETC (CAD-Hedged); BlackRock Global Funds − Dynamic High Income; BlackRock Debt Strategies Fund, Inc.; BlackRock Global Investment Series: Income Strategies Portfolio; Brighthouse Funds Trust I − BlackRock High Yield Portfolio; BGF US Dollar High Yield Bond Fund; Multi-Strategy Credit Fund; BlackRock High Yield Bond Portfolio of BlackRock Funds V; BGF Global High Yield Bond Fund; BlackRock Income Fund of BlackRock Funds V; BlackRock High Yield Portfolio of BlackRock Series Fund II, Inc.; BlackRock High Yield V.I. Fund of BlackRock Variable Series Funds II, Inc.; and BlackRock Corporate High Yield Fund, Inc. BlackRock, Inc. is the ultimate parent holding company of such subsidiaries. On behalf of such subsidiaries, the applicable portfolio managers, as managing directors (or in other capacities) of such entities, and/or the applicable investment committee members of such funds and accounts, have voting and investment power over the shares held by the funds and accounts which are the registered holders of the referenced shares. Such portfolio managers and/or investment committee members expressly disclaim beneficial ownership of all shares held by such funds and accounts. The address of such funds and accounts, such subsidiaries and such portfolio managers and/or investment committee members is 55 East 52nd Street, New York, NY 10055.
(13) Shares shown include only the securities being registered for resale and may not incorporate all interests deemed to be beneficially held by the registered holders or BlackRock, Inc.
(14) Ares Management LLC and certain of its affiliates (collectively, “Ares Advisor Entities”) serve as managers, investment advisers or investment sub-advisors to Ares Credit Strategies Insurance Dedicated Fund Series Interests of the SALI Multi-Series Fund, L.P., Future Fund Board of Guardians,

TRANSATLANTIC REINSURANCE COMPANY, RSUI INDEMNITY COMPANY, CION Ares Diversified Credit Fund, Federal Insurance Company, Ares Credit Hedge Fund LP, ARES ENHANCED CREDIT OPPORTUNITIES FUND II, LTD., Ares Enhanced Credit Opportunities Fund B, Ltd., Ares Enhanced Credit Opportunities Master Fund II, Ltd., Superannuation Funds Management Corporation of South Australia, Lucent Technologies Inc. Master Pension Trust, ARES Institutional High Yield Master Fund LP, Future Fund Board of Guardians for and on behalf of Medical Research Future Fund, SEATTLE CITY EMPLOYEES’ RETIREMENT SYSTEM, SEI GLOBAL MASTER FUND PLC, SEI Investments Canada Company – U.S. High Yield Bond Fund, SEI Institutional Investment Trust - High Yield Bond Fund, SEI Institutional Managed Trust - High Yield Bond Fund, Touchstone Funds Group Trust - Touchstone Credit Opportunities II Fund (collectively, “Managed Funds”). The sole member of Ares Management LLC is Ares Management Holdings L.P. (“Ares Management Holdings”) and the general partner of Ares Management Holdings is Ares Holdco LLC (“Ares Holdco”). The sole member of Ares Holdco is Ares Management Corporation (“Ares Management”). Ares Management GP LLC (“Ares Management GP”) is the sole holder of the Class B common stock, $0.01 par value per share, of Ares Management (the “Ares Class B Common Stock”) and Ares Voting LLC (“Ares Voting”) is the sole holder of the Class C common stock, $0.01 par value per share, of Ares Management (the “Ares Class C Common Stock”). Pursuant to Ares Management's Certificate of Incorporation, the holders of the Ares Class B Common Stock and the Ares Class C Common Stock, collectively, will generally have the majority of the votes on any matter submitted to the stockholders of Ares Management if certain conditions are met. The sole member of both Ares Management GP and Ares Voting is Ares Partners Holdco LLC (“Ares Partners” and together with Ares Advisor Entities, Ares Voting, Ares Management GP, Ares Management, Ares Holdco and Ares Management Holdings, the “Ares Entities”). Ares Partners is managed by a board of managers, which is composed of Michael Arougheti, Ryan Berry, R. Kipp deVeer, David Kaplan, Michael McFerran, Antony Ressler and Bennett Rosenthal (collectively, the “Board Members”). Mr. Ressler generally has veto authority over decisions by the Board Members. Each of the Ares Entities, and the Board Members, and the other directors, officers, partners, stockholders, members and managers of the Ares Entities, expressly disclaims beneficial ownership of any and all shares held by the Managed Funds, except to the extent of any pecuniary interest therein.

PLAN OF DISTRIBUTION

As of the date of this prospectus, we have not been advised by the selling stockholders as to any plan of distribution. Distributions of the shares of Common Stock by the selling stockholders, or by their partners, pledgees, donees (including charitable organizations), transferees or other successors in interest, may from time to time be offered for sale either directly by such individual, or through underwriters, dealers or agents or on any exchange on which Common Stock may from time to time be traded, in the over-the-counter market, or in independently negotiated transactions or otherwise. The methods by which the shares of Common Stock may be sold include:

• privately negotiated transactions;

• underwritten transactions;

• exchange distributions and/or secondary distributions;

• sales in the over-the-counter market;

• ordinary brokerage transactions and transactions in which the broker solicits purchasers;

• broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

• a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

• purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus;

• short sales;

• through the writing of options on the shares, whether or not the options are listed on an options exchange;

• through the distributions of the shares by any selling stockholder to its partners, members or stockholders;

• a combination of any such methods of sale; and

• any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares of Common Stock under Rule 144 under the Securities Act, in each case if available, rather than under this prospectus.

Such transactions may be effected by the selling stockholders at market prices prevailing at the time of sale or at negotiated prices. The selling stockholders may effect such transactions by selling the securities to underwriters or to or through broker-dealers, and such underwriters or broker-dealers may receive compensation in the form of discounts or commissions from the selling stockholders and may receive commissions from the purchasers of the securities for whom they may act as agent. The selling stockholders may agree to indemnify any underwriter, broker-dealer or agent that participates in transactions involving sales of the shares of Common Stock against certain liabilities, including liabilities arising under the Securities Act. We have agreed to register the shares of Common Stock for sale under the Securities Act and to indemnify the selling stockholders and each person who participates as an underwriter in the offering of the shares of Common Stock against certain civil liabilities, including certain liabilities under the Securities Act.

In connection with sales of the securities under this prospectus, the selling stockholders may enter into hedging transactions with broker-dealers, who may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders also may sell securities short and deliver them to close their short positions, or loan or pledge the securities to broker-dealers that in turn may sell them.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell Common Stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424 or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

There can be no assurances that the selling stockholders will sell any or all of the securities offered under this prospectus.

DESCRIPTION OF CAPITAL STOCK

Authorized Capitalization

The Amended Restated Certificate of Incorporation (the “Certificate of Incorporation”) of the Company provides that the Company is authorized to issue 950 million shares of capital stock, divided into two classes consisting of (a) 900 million shares of Common Stock and (b) 50 million shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).

Common Stock

Voting Rights

Each holder of shares of Common Stock, as such, is entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote. Except as otherwise required by law or provided in the Certificate of Incorporation, at any annual or special meeting of stockholders the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders.

Dividends and Liquidation

Subject to the rights of any then-outstanding shares of preferred stock, the holders of Common Stock may receive such dividends as the Board may declare in its discretion out of legally available funds. Holders of Common Stock share equally in the Company’s assets upon liquidation after payment or provision for all liabilities and any preferential liquidation rights of any preferred stock then outstanding. Shares of Common Stock are not subject to any redemption provisions and are not convertible into any of the Company’s other securities.

Preferred Stock

Shares of preferred stock may be issued in one or more series from time to time, with each such series to consist of such number of shares and to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the Board and included in a certificate of designations filed pursuant to the General Corporation Law of the State of Delaware (the “DGCL”).

Subject to the rights of the holders of any series of preferred stock pursuant to the terms of the Certificate of Incorporation, the number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock, without a vote of the holders of the preferred stock, or any series thereof, irrespective of the provisions of Section 242(b)(2) of the DGCL, unless a vote of any such holders of preferred stock is required pursuant to another provision of the Certificate of Incorporation.

Warrants

On the Emergence Date, pursuant to the Plan, the Company entered into a warrant agreement with American Stock Transfer & Trust Company, LLC (“AST”) which provides for the Company’s issuance of up to an aggregate of 2,907,845 Tranche A Warrants (the “Tranche A Warrants”) to purchase Common Stock to former holders of the Predecessor Common Stock and Predecessor Preferred Stock. The Company also entered into a warrant agreement with AST which provides for the Company’s issuance of up to an aggregate of 1,453,942 Tranche B Warrants (the “Tranche B Warrants” and, together with the Tranche A Warrants, the “Warrants”) to purchase Common Stock to former holders of our predecessor’s common stock and preferred stock.

The Warrants were issued under Section 1145 of the U.S. Bankruptcy Code in connection with our emergence from bankruptcy and such warrants were deemed to have been issued, and shares of Common Stock issued upon exercise of such warrants will be deemed to be issued, in a public offering and may be resold as freely tradeable securities under the Securities Act, except for such warrants and shares of Common Stock issued upon exercise of such warrants held by our “affiliates” or holders deemed to be “underwriters,” as that term is defined in Section 1145(b) of the U.S. Bankruptcy Code, who may be subject to applicable resale limitations under Rule 144. The warrants and shares of Common Stock issued upon exercise of such warrants are subject to the Warrant Agreements (as defined below).

The Tranche A Warrants are exercisable from the date of issuance until the fourth anniversary of the Effective Date, at which time all unexercised Tranche A Warrants will expire, and the rights of the holders of such expired Tranche A Warrants to purchase Common Stock will terminate. The Tranche B Warrants are exercisable from the date of issuance until the fifth anniversary of the Effective Date, at which time all unexercised Tranche B Warrants will expire, and the rights of the holders of such expired Tranche B Warrants to purchase Common Stock will terminate. The Tranche A Warrants are initially exercisable for one share of Common Stock per Tranche A Warrant at an initial exercise price of $107.64 per Tranche A Warrant (the “Tranche A Exercise Price”), and the Tranche B Warrants are initially exercisable for one share of New Common Stock per Tranche B Warrant at an initial exercise price of $122.32 per Tranche B Warrant (the “Tranche B Exercise Price” and, together with the Tranche A Exercise Price, the “Exercise Prices”), in each case subject to the cashless exercise provisions contained in the Warrant Agreements and subject to adjustment in certain circumstances.

Pursuant to the Warrant Agreements, no holder of a Warrant, by virtue of holding or having a beneficial interest in a Warrant, will have the right to vote, receive dividends, receive notice as stockholders with respect to any meeting of stockholders for the election of the Company’s directors or any other matter, or exercise any rights whatsoever as a stockholder of the Company unless, until and only to the extent such holders become holders of record of shares of Common Stock issued upon settlement of Warrants.

The number of shares of Common Stock for which a Warrant is exercisable, and the Exercise Prices, are subject to adjustment from time to time upon the occurrence of certain events, including: (1) stock splits, reverse stock splits or stock dividends to holders of Common Stock or (2) a reclassification in respect of the New Common Stock.

Anti-Takeover Effects of Certain Provisions of Delaware Law, the Certificate of Incorporation and the Bylaws

Some provisions of Delaware law, the Certificate of Incorporation and the Bylaws summarized below could make certain change of control transactions more difficult, including acquisitions of the Company by means of a tender offer, proxy contest or otherwise, as well as removal of the incumbent directors. These provisions may have the effect of preventing changes in management. It is possible that these provisions would make it more difficult to accomplish or deter transactions that a stockholder might consider in his or her best interest, including those attempts that might result in a premium over the market price for the Common Stock.

Number and Election of Directors

    The Bylaws provide that the Board shall initially be comprised of seven directors, with the number of directors to be fixed from time to time by resolution adopted by the Board.

Calling of Special Meetings of Stockholders

The Bylaws provide that special meetings of stockholders may be called only by (i) the Board, or (ii) the secretary of the Company upon the delivery of a written request to the Company by the holders of at least twenty-five (25) percent of the outstanding shares of Common Stock in the manner provided in the Bylaws.

Amendments to the Bylaws

    The Bylaws may be amended or repealed or new bylaws may be adopted (i) by action of the Board or (ii) without action of the Board, by the affirmative vote of the holders of a majority of the voting power of all outstanding shares of Common Stock entitled to vote generally in the election of directors.

Other Limitations on Stockholder Actions

Advance notice is required for stockholders to nominate directors or to submit proposals for consideration at meetings of stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to the corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at the principal executive offices not less than 90 days nor more than 120 days prior to the anniversary of the immediately preceding annual meeting of stockholders. The Bylaws specify in detail the requirements as to form and content of all stockholder notices. These requirements may preclude stockholders from bringing matters before the stockholders at an annual or special meeting. The Bylaws also describe certain criteria for when stockholder-requested meetings need not be held.

Directors may be removed from office at any time by the affirmative vote of holders of at least a majority of the outstanding shares of New Common Stock entitled generally to vote in the election of directors.

Newly Created Directorships and Vacancies on the Board

Under the Bylaws, any newly created directorships resulting from any increase in the number of directors and any vacancies on the Board for any reason may be filled solely by a majority vote of the directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders).

Authorized but Unissued Shares

Under Delaware law, the Company’s authorized but unissued shares of Common Stock are available for future issuance without stockholder approval. The Company may use these additional shares of Common Stock for a variety of corporate purposes, including future public offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued shares of Common Stock could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.

Exclusive Forum

The Certificate of Incorporation provides that, unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Court of Chancery”) (or, if and only if the Court of Chancery lacks subject matter jurisdiction, the federal district court for the District of Delaware) will be the sole and exclusive forum for (i) any derivative action or proceeding brought on the Company’s behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former directors, officers, other employees or stockholders to the Company or to the stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Certificate of Incorporation or the Bylaws (as each may be amended from time to time), (iv) any action asserting a claim related to or involving the Company that is governed by the internal affairs doctrine, or (v) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL.

Limitation on Liability of Directors and Officers

The Certificate of Incorporation limits liability of directors to the fullest extent that the DGCL or any other law of the state of Delaware, as the same exists or may be amended, permits the limitation or elimination of the liability of directors and provides that no person who is or was a director of the Company will be personally liable to the Company or any of its stockholders for monetary damages for breach of fiduciary duty as a director.

In addition, with certain exceptions, the Certificate of Incorporation requires that the Company indemnify its directors and officers to the fullest extent authorized or permitted by applicable law and that the Company pay such expenses in advance. The Company may also maintain directors’ and officers’ liability insurance. The Company believes that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability and indemnification provisions in the Certificate of Incorporation may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such action, if successful, might otherwise benefit the Company and its stockholders.

Transfer Agent and Registrar

The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company, LLC.

LEGAL MATTERS

Certain legal matters in connection with our Common Stock offered hereby will be passed upon for us by Kirkland & Ellis LLP, Houston, Texas.

EXPERTS

The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2020 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Certain estimates of our net oil and natural gas reserves and related information included or incorporated by reference in this prospectus have been derived from reports prepared by Ryder Scott Company, L.P. All such information has been so included or incorporated by reference on the authority of such firm as experts regarding the matters contained in its reports.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Registration Statement on Form S-3 (the “Registration Statement”) to register the offer and sale of the shares covered hereby. This prospectus, which forms part of the Registration Statement, does not contain all of the information included in that Registration Statement. For further information about us and the shares covered by this prospectus, you should refer to the Registration Statement and its exhibits.

We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and, in accordance therewith, file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information are available at the website of the SEC at http://www.sec.gov. We also furnish our stockholders with annual reports containing our financial statements audited by an independent registered public accounting firm and quarterly reports containing our unaudited financial information. We maintain a website at www.extractionog.com. You may access our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports, filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after this material is electronically filed with, or furnished to, the SEC. The reference to our website or web address does not constitute incorporation by reference of the information contained at that site.

We have not authorized anyone to provide you with any information other than that contained in this prospectus or in a document to which we expressly have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus.

The SEC allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. Information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by information included directly in this prospectus. Any statement contained in this prospectus or any prospectus supplement or a document incorporated by reference in this prospectus or in any prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is incorporated by reference in this prospectus modifies or superseded the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

• our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 18, 2021 and the amendment on Form 10-K/A thereto filed with the SEC on April 30, 2021;

• our Current Reports on Form 8-K filed on January 20, 2021, March 26, 2021 and April 30, 2021; and

• the description of our common stock contained in our Form 8-A filed on January 20, 2021, including any amendment to that Form that we may file in the future for the purpose of updating the description of our common stock.

We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) following the date of the Registration Statement that contains this prospectus but prior to the effectiveness of such Registration Statement and (ii) after the date of this prospectus and prior to the time that all of the securities offered by this prospectus are sold (in each case, excluding any portions of such documents that been “furnished” but not “filed” for purposes of the Exchange Act.) These documents may include Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

Part II

Information Not Required in Prospectus

Item 14.    Other Expenses of Issuance and Distribution.

Set forth below are the expenses expected to be incurred in connection with the issuance and distribution of the securities registered hereby and payable by us. With the exception of the SEC registration fee, the amounts set forth below are estimates.

Amount
SEC registration fee	$71,544.60
Printing and engraving expenses	*
Fees and expenses of legal counsel	*
Accounting fees and expenses	*
Miscellaneous	*
Total	$71,544.60
__________________
* Estimated expenses are not presently known.

Item 15.    Indemnification of Directors and Officers.

Our bylaws provide that a director will not be liable to the corporation or its stockholders for monetary damages to the fullest extent permitted by the DGCL. In addition, if the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation, in addition to the limitation on personal liability provided for in our certificate of incorporation, will be limited to the fullest extent permitted by the amended DGCL. Our bylaws provide that the corporation will indemnify, and advance expenses to, any officer or director to the fullest extent authorized by the DGCL.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with specified actions, suits and proceedings whether civil, criminal, administrative, or investigative, other than a derivative action by or in the right of the corporation, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

Our bylaws also contain indemnification rights for our directors and our officers. Specifically, our bylaws provide that we shall indemnify our officers and directors to the fullest extent authorized by the DGCL. Further, we may maintain insurance on behalf of our officers and directors against expense, liability or loss asserted incurred by them in their capacities as officers and directors.

We have obtained directors’ and officers’ insurance to cover our directors, officers and some of our employees for certain liabilities.

We have entered into written indemnification agreements with our directors and executive officers. Under these proposed agreements, if an officer or director makes a claim of indemnification to us, either a majority of the independent directors or independent legal counsel selected by the independent directors must review the relevant facts and make a determination whether the officer or director has met the standards of conduct under Delaware law that would permit (under Delaware law) and require (under the indemnification agreement) us to indemnify the officer or director.

Item 16.    Exhibits and Financial Statement Schedules.

(a) Exhibits.

Exhibit Number	Description
2.1
Sixth Amended Joint Plan of Reorganization of Extraction Oil & Gas, Inc. and its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code (incorporated by reference to Exhibit A of the Order Confirming the Sixth Amended Joint Plan of Reorganization of Extraction Oil & Gas, Inc. and its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code, filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on December 30, 2020).

3.1
Amended and Restated Certificate of Incorporation of Extraction Oil & Gas, Inc.(incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001-37907) filed with the Commission on January 20, 2021).

3.2
Amended and Restated Bylaws of Extraction Oil & Gas, Inc.(incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K (File No. 001-37907) filed with the Commission on January 20, 2021).

4.1
Tranche A Warrant Agreement dated as of January 20, 2021, between Extraction Oil & Gas, Inc. and American Stock Transfer & Trust Company, LLC (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K (File No. 001-37907) filed with the Commission on January 20, 2021).

4.2
Tranche B Warrant Agreement dated as of January 20, 2021, between Extraction Oil & Gas, Inc. and American Stock Transfer & Trust Company, LLC (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K (File No. 001-37907) filed with the Commission on January 20, 2021).

4.3
Registration Rights Agreement dated as of January 20, 2021, by and among Extraction Oil & Gas, Inc. and the other parties signatory thereto (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K (File No. 001-37907) filed with the Commission on January 20, 2021).

5.1	Legal opinion of Kirkland & Ellis LLP as to the legality of the securities being registered.
23.1	Consent of Kirkland & Ellis LLP (contained in Exhibit 5.1).
23.2	Consent of PricewaterhouseCoopers LLP.
23.3	Consent of Ryder Scott Company, L.P..
24.1	Power of Attorney (included on the signature page of this Registration Statement).

Item 17.    Undertakings.

The undersigned registrant hereby undertakes:

(a) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the Form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that paragraphs (a)(i), (a)(ii) and (a)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(b) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(d) that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; and

(e) that, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the registrant undertakes that in a primary offering of securities of such undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, such undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424.

(ii) any free writing prospectus relating to the offering prepared by or on behalf of such undersigned registrant or used or referred to by such undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about such undersigned registrant or its securities provided by or on behalf of such undersigned registrant; and

(iv) any other communication that is an offer in the offering made by such undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

 SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on April 30, 2021.

Extraction Oil & Gas, Inc.

By:	/s/ Eric J. Christ
Name:	Eric J. Christ
Title:	Vice President, General Counsel and Corporate Secretary of the Company

Each person whose signature appears below hereby constitutes and appoints Eric J. Christ as his true and lawful attorney‑in‑fact and agent, with full power of substitution and resubstitution for him in any and all capacities, to sign any or all amendments or post‑effective amendments to this Registration Statement, or any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and to file the same, with exhibits hereto and other documents in connection therewith or in connection with the registration of the securities under the Securities Act, with the SEC, granting unto such attorney‑in‑fact and agent full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that such attorney‑in‑fact and agent or his substitutes may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated below as of April 30, 2021.

Name	Title	Date

/s/ Thomas B. Tyree Jr.	Chief Executive Officer and Director	April 30, 2021
Thomas B. Tyree Jr.	(Principal Executive Officer)

/s/ Marianella Foschi	Chief Financial Officer	April 30, 2021
Marianella Foschi	(Principal Financial Officer)

/s/ Tom L. Brock	Chief Accounting Officer	April 30, 2021
Tom L. Brock	(Principal Accounting Officer)

/s/ Matt Owens	President and Chief Operating Officer	April 30, 2021
Matt Owens

/s/ Benjamin Dell	Chairman of the Board	April 30, 2021
Benjamin Dell

/s/ Carney Hawks	Director	April 30, 2021
Carney Hawks

/s/ Carrie M. Fox	Director	April 30, 2021
Carrie M. Fox

/s/ Howard A. Willard, III	Director	April 30, 2021
Howard A. Willard, III

/s/ Michael Wichterich	Director	April 30, 2021
Michael Wichterich

/s/ Morris R. Clark	Director	April 30, 2021
Morris R. Clark